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Prudential’s Code of Conduct
MAKING THE RIGHT CHOICES
MTRC

MESSAGE FROM OUR CHAIRMAN AND CEO

At Prudential, we all share a tremendous responsibility and opportunity—to make lives better by solving the financial challenges of our changing world. Your commitment to fulfilling our shared purpose and delivering meaningful value to our customers and other stakeholders helps make financial security a reality for millions of individuals and families.

To live up to our purpose and deliver on our promises requires that our long-standing pledge to do business the right way remains at the heart of every customer interaction, every decision and every choice we make. Where we operate, who we serve and what solutions we provide will evolve just as our customers’ needs and expectations and our operating environment do. But what will never change—can never change—is our commitment to working with integrity. And I know I can rely on you to uphold that resolute commitment and do the right thing.

Our Code of Conduct, Making the Right Choices, provides a guide to support you in your work every day. It puts our values, principles and other elements of our decision-making framework in context. It identifies the responsibilities we all share in meeting the company’s high ethical standards. And it notes the many resources available to help as we deliver on our promises.

“To live up to our purpose and deliver on our promises requires that our long-standing pledge to do business the right way remains at the heart of every customer interaction, every decision and every choice we make.”

Thank you for your continued contributions and commitment to delivering on our promises and fulfilling our purpose.

Charles F. Lowrey
CHAIRMAN AND CEO PRUDENTIAL FINANCIAL

Making the Right Choices Prudential’s Code of Conduct	1

Table of
CONTENTS

OUR PURPOSE, PRINCIPLES AND CORE VALUES	4

Our Purpose Unites Us	4
Our Principles Guide Us	4
Our Core Values Are Our Foundation	4

OUR FUTURE IS POWERED BY OUR HERITAGE	5

WE DO THE RIGHT THING	6

Following the Code	6
Leading by Example	7
Seeking Guidance and Reporting Concerns	8
Speaking Up Without Fear	8
Protecting the Integrity of Prudential’s Financial Reporting	8
Making the Right Decisions	9

WE CHAMPION AN ETHICAL WORKPLACE	10

Promoting a Workplace Free from Harassment and Discrimination	11
Valuing and Respecting the Talents of a Diverse Workforce	12
Providing a Safe and Healthy Work Environment	12

WE UNDERSTAND OUR RESPONSIBILITIES TO OUR CUSTOMERS	13

Treating Customers Ethically	14
Keeping Private Information Private	14

WE DO BUSINESS THE RIGHT WAY	16

Competing, with Integrity	17
Managing Risk	17
Avoiding Conflicts of Interest	18
Protecting Our Assets	18
Treating Gifts and Entertainment Responsibly	20
Refusing to Pay or Take Bribes or Kickbacks	20
Preventing Money Laundering	21
Communicating Responsibly	21
Engaging Partners and Third Parties Responsibly	21

ADMINISTRATION OF OUR CODE	22

CONTACT INFORMATION FOR RAISING ETHICAL CONCERNS AT PRUDENTIAL	24

Making the Right Choices Prudential’s Code of Conduct	3

OUR PURPOSE, PRINCIPLES AND CORE VALUES

Our Purpose Unites Us

Our purpose speaks to our 140-plus years of creating financial opportunities for individuals, families, institutions and communities. It highlights our ability to improve the quality of life for more people through small-and large-scale solutions.

We make lives better by solving the financial challenges of our changing world.

Our Principles Guide Us

While our purpose unites us, our principles guide us in everything we do. Our integrity, long-term focus, our ability to translate the potential of our talent and culture into superior execution, and our expertise in making and keeping promises represent Prudential’s unique combination of strengths.	Our Core Values Are Our Foundation Our core values fuel our ethical culture, drive our behaviors and reinforce our individual accountability to do the right thing every day and in every way.

We do the right thing.	Worthy of Trust

Above all, we conduct ourselves in an ethical way, recognizing our role as a leader in the global community; we value the trust our customers, employees, investors, partners and communities place in us.	We keep our promises and are committed to doing business the right way.

We take a long-term perspective.

We are committed to making lives better over the long term by providing solutions that stand the test of time; we anticipate the implications of our decisions now and in the future and take smart risks.

We win with talent, culture and execution.

Our diverse talent and inclusive culture give us an advantage in the marketplace and allow us to develop and execute on innovative solutions to address our customers’ challenges as they evolve.

We make and keep promises.

We manage our company well and are able to take on risk for our customers; we live up to our commitments; our ability to make lives better depends on keeping the promises we make over the long term.

Customer Focused We are obsessed with providing quality products, solutions and services that anticipate our customers’ financial challenges and expectations.
Respect for Each Other We are inclusive and collaborative, and individuals with diverse backgrounds and talents can contribute and grow.

Winning with Integrity We are passionate about becoming the unrivaled industry leader by achieving superior results for our customers, employees, shareholders and communities.

4	Making the Right Choices Prudential’s Code of Conduct

OUR FUTURE IS POWERED BY OUR HERITAGE
In 1875, Insurance Agent John Fairfield Dryden established the Prudential Friendly Society, the first U.S. company to make life insurance affordable to working-class people. The company sold Industrial Insurance, which provided funeral and burial expenses for low-income families. Since that time, Prudential has remained committed to helping people achieve financial wellness and peace of mind.
That commitment extends to our communities and society as a whole. By increasing access to financial solutions, identifying and addressing challenging issues, and driving innovation through impactful investments, we are bringing financial security within reach of more and more people and communities.
We have built our company on our proud heritage of keeping the promises we make. Our commitment to doing business the right way is how we continue to earn the trust of our customers, employees, investors, shareholders, regulators, communities and other stakeholders. That trust is one of our most valuable and long-standing assets. It is the foundation upon which we fulfill our purpose to make lives better by solving the financial challenges of our customers in a changing world.
In our collective pursuit of that purpose, we welcome change by questioning the status quo and inviting feedback and open dialogue. We relentlessly bring our customers’ perspectives into everything we do. And we embrace new technologies to enhance how we work, compete and exceed our customers’ expectations.
We are responsible global citizens who strive each day to conduct business in an environmentally and socially responsible manner. We are committed to partnerships and initiatives that promote sustainability and social and economic development. We welcome and encourage the incredible volunteerism of our global associates. This commitment benefits our stakeholders and the communities in which we live and work.
Prudential’s journey to make continuous improvements while working with high standards of ethics and integrity allows us to create value for our stakeholders and to make a positive, lasting difference in the world.

We Do the

Right Thing

At Prudential, we are committed to doing business the right way. Our Code of Conduct, Making the Right Choices, will help everyone working for or on behalf of Prudential understand our expectations and conduct business in a way that is consistent with Prudential’s principles and values.

Following the Code

Prudential expects its employees, sales associates and others associated with Prudential to understand their responsibilities to work with high standards of ethics and integrity and to support Prudential in doing the right thing. Our Code of Conduct communicates the general expectations for these behaviors. Prudential expects everyone doing business with or on behalf of Prudential to:

• Act in an honest, fair, respectful and ethical manner.
• Make a personal commitment to conduct business with ethics and integrity, every day, in every situation.
• Act in the best interests of our customers, company, employees, partners and other stakeholders.
• Know, understand and comply with the letter and spirit of the applicable laws, regulations and policies.
• Make business decisions based on what is right, not simply what is easy or expedient.
• Treat people professionally and with dignity and respect.
• Maintain a fair, professional, safe workplace free from discrimination, intimidation and harassment.
• Respect the diversity of each other’s talents, abilities and experiences, value the input of others, and foster an environment of trust, collaboration, inclusiveness and candor.
• Report suspected unethical or unlawful behavior promptly. See page 8 for reporting resources.
• Respect and protect personal, confidential, sensitive and material nonpublic information.
• Be customer-obsessed and provide excellent customer service and, when complaints do occur, take them seriously and escalate the issues for quick remediation.
• Manage risk by understanding, identifying, communicating and mitigating risks arising out of our businesses.

6	Making the Right Choices Prudential’s Code of Conduct

Leading by Example
Leaders and managers at Prudential have an increased responsibility to lead by example and be role models in the way they act, make decisions, handle concerns and different opinions, and set a rock-solid foundation for the trust that is placed in us by all our stakeholders. We expect all leaders and managers at Prudential to:
Š Role model the right behaviors and inspire others to do the same.
Š Create and develop a workplace where everyone understands their responsibilities and that ethical behavior is expected and encouraged.
Š Promote and protect Prudential’s brand, name and reputation.
Š Make business decisions based on high ethical standards.
Š Establish and maintain controls and procedures that are current, effective and consistent with internal policies and the changing marketplace.
Š Recognize, acknowledge and consider ethical behavior when making employment-related decisions, including hiring, promotions, compensation and disciplinary actions.
Š Foster a speak-up culture so that everyone is comfortable raising concerns by encouraging open communication, building trust, resolving issues promptly and upholding Prudential’s policy against retaliation.
Š Hold team members accountable for completing company training on time.
If you want to be
inspired, inspire others.

Seeking Guidance and Reporting Concerns	Speaking Up Without Fear

Seeking guidance and raising concerns promptly are the responsibilities of all employees and sales associates. If anyone associated with Prudential is aware of or reasonably suspects any unethical or unlawful behavior or practices, violations of laws, regulations or internal policies—including any accounting, internal accounting controls or auditing matters—the person is obligated to report this information promptly.

Reporters don’t have to be certain that a wrongdoing or a violation has taken place to report it. We want employees and sales associates to raise questions and concerns in good faith so that they can be addressed. We should continue to escalate our concerns until we feel we are being heard.

There are many options for employees, sales associates and others associated with Prudential to report a concern or seek advice:

•  Management

•  Human Resources

•  Business Ethics Officer

•  Global Business Ethics & Integrity (Ethics Office)

•  Ethics Help Line or Website
https://prudential.ethicspoint.com
(See page 24 for reporting help lines.)

We know it takes courage to come forward and share concerns. Reporters can raise concerns about ethical, legal, regulatory or policy violations, without fear. Prudential strictly prohibits retaliatory, threatening or harassing acts against any employee or sales associate for reporting in good faith reasonably suspected unethical or unlawful behaviors or practices, and anyone participating in an investigation.

Protecting the Integrity of Prudential’s Financial Reporting

Accurate and timely financial and accounting records are critical to the effective management of Prudential. We require that appropriate controls are in place to protect the integrity and reliability of our financial reporting information, and we comply with all applicable financial reporting and accounting laws. We do not permit the integrity of our records to be compromised in any way.

• Compliance or Legal Contact
Be confident that Prudential takes questions and concerns seriously and handles them promptly and appropriately. Prudential investigates reports of misconduct thoroughly, disclosing information only to those who need to know to resolve the issue.

8	Making the Right Choices Prudential’s Code of Conduct

Making the Right Decisions

If we face a difficult decision or are unclear what to do in a situation, following these steps can help us make decisions that will preserve the trust that others have placed in us.	QUESTION: You don’t work in finance, but you suspect that our record keeping on a large initiative is not accurate. Is the financial integrity of Prudential’s records your responsibility?

ANSWER: Yes. Accuracy in record keeping is not the job of a particular function. We are all responsible for making sure that our company records are accurate, complete and appropriately documented. If you suspect an issue, it’s your obligation to report it.

PAUSE Pausing before we act to consider how to approach the situation can help overcome emotional decisions and rationalizations and provide clarity on a course of action.

QUESTION: You see a colleague do something that you think may be a violation of a Prudential policy, but you’re not sure and it doesn’t directly affect you. Should you say anything?

ANSWER: Yes. We rely on everyone associated with Prudential to report suspected violations of law, regulations, policies or unethical behavior even if it doesn’t affect the employee making the report. A violation, left unreported, can cause damage to our reputation and puts our colleagues, our customers and the company at risk. Depending on what it is, it can also lead to regulatory and legal consequences. Even if you’re not sure, make a confidential report of concerns and suspected violations. It’s your responsibility. Prudential requires it and depends on our employees, sales associates and others to raise concerns.

THINK
These questions can help us think through the various intended and unintended consequences of our actions or decisions:
Is it consistent with the law, internal policies, standards, procedures and guidelines?
Is it in the best interests of our customers, company, employees and other stakeholders?
Would it be okay if everyone did it? If we can do it, should we do it?
Would I be proud if this action or decision was in the news?

ACT

Answering no to any of these questions may result in serious consequences. Act by discussing the situation with management, human resources, compliance, law or the Ethics Office. These resources are available to provide guidance on making sound decisions for the long-term benefit of our stakeholders. There may also be times when the issue needs to be further escalated to arrive at a decision.

Making the Right Choices Prudential’s Code of Conduct	9

We Champion an
ETHICAL WORKPLACE
Prudential is committed to policies and practices that foster a work environment that upholds the highest standards of integrity. We are dedicated to creating an inclusive and respectful environment where we value each other’s contributions and believe that everyone should have an equal chance to succeed—this is essential to achieving our purpose.

Promoting a Workplace Free from Harassment and Discrimination

Prudential expects a work environment that is free from harassment of any kind or any other offensive or disrespectful conduct that makes employees feel uncomfortable. Our company complies with all local laws prohibiting harassment and expects that our employees and sales associates will do the same in all situations. The responsibility for maintaining a fair, professional and safe workplace free from discrimination, intimidation and harassment belongs to everyone associated with Prudential.

QUESTION: There’s a person in your group who makes offensive jokes. You keep telling him not to do this, but he keeps ignoring you and says you have no sense of humor. What should you do?

ANSWER: You should report this to management, human resources, your business ethics officer, or the Ethics Office. Prudential is committed to a safe and respectful work environment. All Prudential employees are expected to conduct themselves professionally, to respect others in the workplace, and to contribute to a productive work environment that is free from harassing behaviors.

We will not tolerate unlawful discrimination of any kind in any aspect of the employment relationship, or when conducting Prudential business. This includes, but is not limited to, recruiting, hiring, compensation, access to training, promotion, discipline, termination of employment, work-related social activities, and other terms and conditions of employment. Prudential also will not tolerate any conduct that creates an intimidating or hostile working environment, or that interferes with work performance. We also will not tolerate retaliation against anyone who complains in good faith about behavior or practices that are inconsistent with Prudential internal policies, standards, procedures and guidelines.

Prudential provides employment and advancement opportunities to all qualified individuals in accordance with applicable laws. When bringing new employees into the company, Prudential recruits and hires individuals in compliance with applicable laws, with a commitment to fairness to all candidates. Prudential hires individuals based on their job-related qualifications, merit and competence. The company has specific protocols for hiring individuals in each local operation and related to each job responsibility.

Making the Right Choices Prudential’s Code of Conduct	11

QUESTION: As the manager responsible for hiring, you’ve been reviewing resumes of candidates for a role involving communications with external parties. You and key members of your team have held interviews with promising candidates and narrowed down the individuals to the top three. The clear choice is a woman, and if hired, she would be the first woman to ever hold the position. Should that factor into your decision?

ANSWER: No. Managers must make all hiring decisions based on an applicant’s qualifications and without regard for gender or any other protected characteristic.

QUESTION: You sit next to one of your colleagues and have observed her drinking alcohol and taking some pills during working hours. As part of her job responsibilities, she often drives from office to office during the day. You are concerned. What should you do?

ANSWER: You should not compromise when it comes to the safety of our employees and work environment. Share your concerns with your manager, human resources or the Ethics Office so that Prudential has an opportunity to provide support, if needed, to this employee.

Valuing and Respecting the Talents of a Diverse Workforce

Prudential actively creates and promotes a work environment that is inclusive of all people and their unique abilities, strengths and differences. We embrace diversity in every aspect of our business, and we respect diversity in each other, our customers, third parties and all others with whom we interact. Valuing individual differences in race, ethnicity, national origin, gender, sexual orientation, gender identity, disability, religious affiliation, veteran status and other areas makes us a stronger, more successful organization. This practice also makes us an organization reflective of our customers, employees and communities.

Providing a Safe and Healthy Work Environment

Prudential is committed to creating and sustaining a culture that optimizes workplace health, well-being and safety. Everyone associated with Prudential is responsible for following the direction of Prudential’s security staff, and for bringing situations that threaten health or safety to their attention immediately.

As part of our commitment to our communities, Prudential will not tolerate any instances of human trafficking or other forced labor or slavery. We will also not conduct business with any third parties who engage in those practices.

12	Making the Right Choices Prudential’s Code of Conduct

We Understand Our RESPONSIBILITIES to Our CUSTOMERS We believe that doing the right thing means we focus on bringing our customers’ perspective into everything we do. It means putting our customers first—listening and responding to what they want and need, personalizing the customer experience and anticipating their future needs. We expect that every employee and sales associate at Prudential will create a positive experience for our customers as we help them solve their financial challenges.

QUESTION: You are a sales associate for Prudential. You notice a piece of information is missing from a form signed by your customer. Since you know what should be filled in based on your conversation with the customer, should you complete the form yourself?

ANSWER: If the customer—not the sales associate—is required to fill in that information, you should not complete the form. You should inform the customer that the application is not yet complete and cannot be submitted for processing until he or she completes all the necessary information. When an organization and an individual do the right thing instead of what’s easier or expedient, both gain the value of a reputation for integrity.

Treating Customers Ethically

In addition to complying with applicable laws and regulations, we expect everyone associated with Prudential to hold themselves to high ethical standards. We are expected to act professionally and respectfully, to listen carefully and quickly respond to customer inquiries and requests, and to produce high quality products, solutions and services.

We use fair and honest practices in advertising, marketing and customer service interactions, provide customers with clear, accurate information and deliver on our short- and long-term promises. Prudential’s internal policies specify how Prudential’s products, services and solutions can be marketed or sold. We have strict guidelines regarding the required licensing, communications and behavior of those who have the significant responsibility for selling our products, services and solutions.

Customer complaints are promptly reported, reviewed and resolved in accordance with company policies and applicable laws.

Keeping Private Information Private

Securing Data and Information

We are diligent about protecting the data entrusted to us and our operating environment. Prudential’s global information security and privacy programs establish controls and standards around the collection, use, storage, transfer and security of data. To best protect our customers’ and the company’s interests, those with access to Prudential systems are expected not only to know their responsibilities in supporting the company’s data protection efforts, but also to understand the specific ways they can help prevent cyberattacks and/or privacy breaches. We should know the source before opening emails and attachments. We should not send Prudential business records, including emails, to personal or other non-business-related external accounts or repositories.

We continually evaluate and evolve the technologies, processes, controls and intelligence to prevent, detect and respond to cyber threats and attacks. Everyone associated with Prudential is expected to report activity that puts our data and operating systems at risk.

Advances in analytics and data collection bring many benefits to individuals and organizations, such as personalized service, detection of fraud or abuse and efficient use of resources. At Prudential, we are committed to ethical data collection and use through trustworthy and sustainable data practices.

14	Making the Right Choices Prudential’s Code of Conduct

Caring for Personal and Sensitive Information

To retain the trust placed in us, it is our duty to protect the personal information of our customers, employees and others with whom we conduct business. We respect and honor their privacy as described in our policies and in accordance with applicable laws.

We protect information that identifies an individual (e.g., name, signature, address or unique national identifiers, such as U.S. Social Security Number or resident registration number, date of birth, driver’s license number) that could be used to authenticate an individual or provide access to an account (e.g., user name, email address, password, PIN, identification number, answers to security questions), or is specific to or about an individual that might be sensitive (e.g., personal medical or health information, policy/account number, policy/ account value).

Employees and all others associated with Prudential who have access to personal information are required to keep this information secure and confidential, to use it in accordance with applicable privacy notices and to restrict access to those who have proper authorization and a legitimate business need to know.

Prudential informs its customers and employees about its privacy practices through several channels. We provide privacy notices to employees and customers consistent with legal requirements and explain how the company generally collects, uses, stores, transfers and safeguards customer information.

QUESTION: You posted comments on Facebook and Instagram about a business conversation you had with a Prudential customer and mentioned that customer by name and stated she is a customer. You did not reveal any other information, so that was okay to do, right?

ANSWER: No. This is a violation of the company’s Confidentiality of Prudential Information policy. Prudential requires that all personal information about its customers and employees—and employees of our vendors and business partners—be kept secure and confidential, including the fact that a customer relationship exists.

Making the Right Choices Prudential’s Code of Conduct	15

We Do Business the Right WAY Prudential’s long-term perspective as to how we conduct business is one of the reasons we have been around for over 140 years. Selling products, solutions and services we can be proud of, making ethics and integrity a priority in our business practices, and requiring high ethical standards of third parties are some of the ways we will sustain our business over the long term and keep the promises we make.

Competing, with Integrity

Prudential does not engage in conduct that interferes with free and fair competition or otherwise may violate antitrust and unfair competition laws. We must not disclose to, or obtain from, competitors any confidential information, except through proper benchmarking or other approved methods that are intended to comply with antitrust laws. We do not utilize the intellectual property of others without having the appropriate rights.

Managing Risk

Prudential is in the business of managing risks. We are committed to understanding, identifying and mitigating risks that may arise out of the services we perform. We bring together a broad array of talent and expertise across the organization to collaborate and analyze potential outcomes and decisions to effectively manage risk. Prudential expects each of us to timely communicate and escalate any questions or disagreements about risk.

QUESTION: You think a senior leader is abusing his or her power to cover up a mistake that was made with a project. What should you do?

ANSWER: The level of an employee or associate at Prudential does not excuse behavior inconsistent with our Code of Conduct. You should report the concern; it’s your responsibility. Prudential will review the concern without regard to the level of the potential offender. Leaders will be held to higher standards of conduct, as they should role model the right behaviors.

QUESTION: You used to work as an IT consultant before you were hired by Prudential. You want to continue working with your clients during the evenings and weekends. None of your clients are customers of or in competition with Prudential. Is this permitted?

ANSWER: It depends. You will need to disclose all the relevant details regarding your outside business activity to your manager and other approvers, who will decide if there is an actual or potential conflict. Given that your business is not competing with Prudential, nor sharing the same customers, it is possible you may be allowed to continue your outside business, but with specific conditions, such as not doing this business on company time, not using company resources or not holding yourself out as a Prudential employee while working with your clients.

Making the Right Choices Prudential’s Code of Conduct	17

QUESTION: You are employed by Prudential and are responsible for hiring third parties for company projects. You receive a bid from a company owned by your neighbor and friend. What should you do?

ANSWER: You need to avoid creating a personal conflict of interest, or the appearance of one, in business dealings. The company’s interests have to come first. You should disclose to your manager that you have a relationship with the owner. You may need to recuse yourself from the selection process. The company’s bid should be given the same consideration as other third parties so that the most appropriate service provider for the project is selected.

QUESTION: You are attending a weekly continuing education business class. Your professor thinks it is important for students to use real-world examples in class. You have heard that the company might be acquiring a company in the life insurance area. If you do not tell anyone the name of the company being considered for purchase, can you share this information with your classmates?

ANSWER: No, you may not share this information. This information is confidential. Premature disclosure of sensitive company information could cause the company harm and may be unlawful. You must be careful not to discuss confidential or material nonpublic information, such as a potential acquisition, in public places. It is also important not to reveal confidential information to anyone who does not have a need to know. This includes co-workers, sales associates, business partners, consultants, third parties and personal acquaintances.

Avoiding Conflicts of Interest

All employees and sales associates are required to disclose any activities, interests or affiliations that conflict with or appear to conflict with the interests of Prudential, its shareholders, customers or other stakeholders. This may include personal investments, business dealings, relationships, political contributions, involvement in certain crimes, family activities or outside activities that may impact their objectivity or ability to make impartial business decisions, or that may jeopardize Prudential’s ability to conduct business.

We are also required to identify and report institutional conflicts of interest that may arise within Prudential. Institutional conflicts of interest are situations in which the company has an incentive to serve one interest at the expense of another. Examples include serving the company’s interest over the customer’s interest and serving one customer to the detriment of another customer.

Protecting Our Assets

Safeguarding Prudential Proprietary

Information and Assets

Protecting proprietary information and assets is critical to preserving Prudential’s reputation and to meeting our obligations to our customers, shareholders and other stakeholders. We are expected to take appropriate measures to protect confidential, privileged, proprietary and sensitive business-related information. We only share this type of information on a need-to-know basis and in furtherance of Prudential business.

To help us protect our assets, be mindful of ethical standards, laws, and preferred business practices when engaging in business-related communications, regardless of the form (written, email, intranet or internet, conversation or in presentations).

18	Making the Right Choices Prudential’s Code of Conduct

Protecting Prudential Trademarks and Other Intellectual Property

The Prudential name and iconic Rock symbol represent the relevance, expertise and strength of Prudential’s business. Prudential’s brand and other intellectual property are significant and valuable corporate assets that must only be used for permissible purposes. To maintain the value and integrity of Prudential’s intellectual property, employees and all others associated with Prudential are expected to implement appropriate controls and to seek permission before using or allowing others to use Prudential’s intellectual property.

QUESTION: Your friend, a former Prudential colleague, now works for a competitor. She wants to recreate for her new employer some forms and spreadsheets she created while working at Prudential. She asks you for electronic copies of the documents. Is it okay to send them to her?

ANSWER: No. Even though the former employee created the materials, they belong to the company. Sending this information would be a breach of your obligations to Prudential, would violate our Code of Conduct and our policies, and could potentially create legal consequences.

Employees must keep all Prudential information secure and must not disclose it to anyone inside or outside of the company unless they are expressly authorized to do so. You should know and understand your obligations to Prudential regarding confidential and proprietary information.

Making the Right Choices Prudential’s Code of Conduct	19

QUESTION: Our new vendor wants to send a welcome gift card to each member of your department as a thank-you. They ask for a list of the members of your team and their work email addresses. What should you do?

ANSWER: Before doing anything, check the gifts and entertainment policy to determine if it’s possible. Then connect with your law or compliance partner on any additional compliance or privacy issues.

Treating Gifts and Entertainment Responsibly

The exchange of gifts and offers of entertainment are common business practices, but sometimes a well-intentioned gift or offer can be misinterpreted or suggest something improper. Prudential employees and sales associates are expected to know and understand the guidelines governing gifts and entertainment applicable to them and to avoid any action that can be perceived as improper or giving them or the company an unfair advantage.

Prudential also expects its employees and sales associates to follow the applicable guidelines for political contributions and entertaining politicians and government officials.

Refusing to Pay or Take Bribes or Kickbacks

Prudential has policies that expressly define and prohibit bribery and corruption. Everyone representing Prudential, regardless of level or function, is responsible for understanding and complying with Prudential’s policies, the Foreign Corrupt Practices Act and the applicable local anti-bribery/anti-corruption laws.

20	Making the Right Choices Prudential’s Code of Conduct

Preventing Money Laundering

Prudential will not knowingly engage in financial transactions that involve proceeds from unlawful activity or that support terrorist activities (commonly referred to as “money laundering” or “terrorist financing”) or engage in any transaction in violation of Office of Foreign Assets Control restrictions or similar regulations in non-U.S. jurisdictions. Given the important role we play in detecting and preventing money laundering in our daily work, we are expected to know Prudential’s customers, to maintain required well-documented information throughout the relationship and to know the nature and purpose of all financial transactions.

Communicating Responsibly

Prudential expects its employees and sales associates to use its digital communications and Internet connections in a lawful and ethical manner consistent with internal policies and standards. These policies may also apply to use of personal electronic devices that are connected to Prudential’s systems.

Employees and sales associates are required to use Prudential systems to send and receive all substantive business communications and should not expect privacy when using these systems. While employees should avoid using these systems for non-business purposes, occasional personal use of Prudential systems is permitted if it does not interfere with Prudential’s business and is not otherwise prohibited by internal policies and standards.

Only certain employees are authorized to communicate on behalf of Prudential. Please refer all media requests to Global Communications.

Engaging Partners and Third Parties Responsibly

Prudential does business with partners and third parties who must conduct themselves with high standards of ethics and integrity. Prudential has established policies for assessing and managing risk when engaging with third parties. We require third-party arrangements that are negotiated and in the best interests of Prudential; they are granted based on merit using fair and ethical processes. Through third-party risk management standards, we define a framework and requirements for a comprehensive program to effectively and consistently manage risks throughout the third-party life cycle.

QUESTION: You saw a blog post that is critical of one of our products and contains misinformation. Should you respond and provide correct information on behalf of Prudential?

ANSWER: No. Unless you are an authorized spokesperson, you should notify Global Communications and they will address the situation.

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Administration of OUR CODE Prudential’s Code of Conduct, Making the Right Choices, is a guide to assist in making ethical decisions. While not intended to be all-inclusive, or to address every situation that may arise in the conduct of Prudential’s business, it provides a framework and structure to guide business decisions and to meet the company’s ethical standards. High standards of ethics and integrity are core to our purpose-driven journey to tackle the toughest problems so that we can help change the world for the better.

The Code applies to the extent permissible under the laws and/or regulations of the countries where we do business. If any portion of Making the Right Choices is inconsistent with any law and/or regulation, such law and/or regulation shall prevail. Reference to “regulations” in Making the Right Choices includes laws, codes and other similar requirements. Employees and sales associates should contact their compliance and/or legal contacts for further information as needed.

The Code, like all Prudential’s policies, is not intended to constitute or create a contract of any type between Prudential and its employees, sales associates or anyone else providing services to or acting on behalf of Prudential.

Our Policies

Prudential maintains a well-controlled operating environment including a series of formal policies. They are designed to guide employees and sales associates in the conduct of Prudential business. Some policies even apply to the actions of our family members, such as those that relate to conflicts of interest and securities trading. Adherence to all internal policies is critical to our ability to make the right decisions and fulfill our purpose.

Employees and sales associates are expected to consult other applicable internal policies, standards and procedures specific to their businesses and corporate centers as well as other materials, such as compliance manuals, human resources policies, expense manuals, etc. These resources may be available electronically or can be obtained, as applicable, from management, human resources, or compliance and/or legal contacts. These resources can help in understanding the company’s expectations.

Board members and associates of affiliated companies in which Prudential controls a majority stake are also subject to Prudential policies. In many instances, third parties and contractors that do business with Prudential will also be asked to affirm that they understand and agree to comply with terms of engagement that encompass the principles set forth in these policies.

Disciplinary Action

Prudential uses disciplinary processes that treat employees and sales associates fairly. Behavior inconsistent with the company’s Code of Conduct, policies, laws and/ or regulations may lead to disciplinary action, up to and including termination, unless otherwise prohibited by applicable law. The company pursues those who attempt or commit crimes and other unlawful acts and refers them for prosecution or to government agencies, as appropriate.

Oversight

Prudential’s Code of Conduct, Making the Right Choices, and its Ethics and Compliance Program are endorsed by and have the full support of Prudential’s Board of Directors.

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CONTACT INFORMATION FOR RAISING ETHICAL CONCERNS AT PRUDENTIAL

External ethics reporting website: https://prudential.ethicspoint.com

Help Lines are available 24 hours a day, 7 days a week. In some countries the scope of what is permitted to be reported through the Help Line may vary.

Country	Toll-Free Number
Argentina	0800-444-3653
Brazil	0800-891-2823
Canada	800-752-7024
China
North	10-800-711-0917
South	10-800-110-0843
Germany	0800-182-2978
Hong Kong	800-930264
India	000-117 (After prompt: 888-847-5288)
Ireland	1-800-946-552
Italy	800-902-527
Japan
KDD	00531-11-3339
SoftBank Telecom	0066-33-830194
NTT	0034-800-900261
In Japan, these Help Line telephone numbers may not be reached by some telephone carriers, mobile phones and internet telephony.
Korea	00798-11-002-3653
Malaysia	1-800-885-523
Mexico	01-800-436-0062
Netherlands	0808-234-2695
Singapore	800-1101-707
Taiwan	00801-104-229
United Kingdom	0808-234-2695
United States	800-752-7024

Global Business Ethics Mailing Address:

Prudential Financial, Global Business Ethics & Integrity

751 Broad Street, Newark, New Jersey 07102, USA

ethics@prudential.com

24	Making the Right Choices Prudential’s Code of Conduct

Global Business Ethics & Integrity, 751 Broad Street, Newark, New Jersey 07102, USA, ethics@prudential.com, (800) 752-7024 Prudential Financial, Inc. of the United States is not affiliated in any manner with Prudential plc, incorporated in the United Kingdom or with Prudential Assurance Company, a subsidiary of M&G plc, incorporated in the United Kingdom. Rev. April 2020